As filed with the Securities and Exchange Commission on September 12, 2025

Registration No. 333-285232
Registration No. 333-277225
Registration No. 333-270015
Registration No. 333-263055
Registration No. 333-254375
Registration No. 333-254377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
Form S-8 Registration No. 333-285232
Form S-8 Registration No. 333-277225
Form S-8 Registration No. 333-270015
Form S-8 Registration No. 333-263055
Form S-8 Registration No. 333-254375
Form S-8 Registration No. 333-254377

UNDER
THE SECURITIES ACT OF 1933

Olo Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2971562
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

285 Fulton Street
One World Trade Center, 82nd Floor
New York, NY 10007
(Address of Principal Executive Offices) (Zip Code)

Olo Inc. 2005 Equity Incentive Plan
Olo Inc. 2015 Equity Incentive Plan
Olo Inc. 2021 Equity Incentive Plan
Olo Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Noah H. Glass
Chief Executive Officer (Principal Executive Officer)
285 Fulton Street
One World Trade Center, 82nd Floor
New York, NY 10007
(212) 260-0895
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Bradley C. Reed, P.C.
Michael P. Keeley, P.C.
Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Olo Inc., a Delaware corporation (the “Registrant”):

•
Registration Statement No. 333-254377, filed with the SEC on March 17, 2021, pertaining to the registration of  1,770,776 shares of Class A Common Stock of the Registrant, par value $0.001 per share (“Class A Common Stock”), reserved for issuance under the Olo Inc. 2015 Equity Incentive Plan (the “2015 Plan”), and 342,548 shares of Class A Common Stock reserved for issuance under the Olo Inc. 2005 Equity Incentive Plan (the “2005 Plan”);

•
Registration Statement No. 333-254375, filed with the SEC on March 17, 2021, pertaining to the registration of  19,416,069 shares of Class A Common Stock reserved for issuance under the Olo Inc. 2021 Equity Incentive Plan (the “2021 Plan”), 3,900,000 shares of Class A Common Stock reserved for issuance under the Olo Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), 30,966,095 shares of Class A Common Stock issuable upon conversion of Class B Common Stock of the Registrant, par value $0.001 per share (“Class B Common Stock”) underlying options outstanding under the 2015 Plan, 8,195,343 shares of Class A Common Stock issuable upon conversion of Class B Common Stock underlying options outstanding under the 2005 Plan, 30,966,095 shares of Class B Common Stock issuable upon exercise of options outstanding under the 2015 Plan, and 8,195,343 shares of Class B Common Stock issuable upon exercise of options outstanding under the 2005 Plan;

•
Registration Statement No. 333-263055, filed with the SEC on February 25, 2022, pertaining to the registration of  7,892,263 shares of Class A Common Stock reserved for issuance under the 2021 Plan, an additional 1,578,452 shares of Class A Common Stock reserved for issuance under the 2021 ESPP, an additional 6,759,710 shares of Class B Common Stock issuable upon exercise of options outstanding and reserved for issuance under the 2015 Plan, and an additional 6,759,710 shares of Class A Common Stock issuable upon conversion of Class B common stock underlying options under its 2015 Plan and reserved for issuance under the 2015 Plan;

•
Registration Statement No. 333-270015, filed with the SEC on February 24, 2023, pertaining to the registration of an additional 8,124,002 shares of Class A Common Stock reserved for issuance under the 2021 Plan and an additional 1,050,883  shares of Class A Common Stock reserved for issuance under the 2021 ESPP;

•
Registration Statement No. 333-277225, filed with the SEC on February 21, 2024, pertaining to the registration of  8,168,075 shares of Class A Common Stock reserved for issuance under the 2021 Plan and 1,084,696 shares of Class A Common Stock reserved for issuance under the 2021 ESPP; and

•
Registration Statement No. 333-285232, filed with the SEC on February 25, 2025, pertaining to the registration of 8,297,143 shares of Class A Common Stock reserved for issuance under the 2021 Plan and 1,156,356 shares of Class A Common Stock reserved for issuance under the 2021 ESPP.

On September 12, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 3, 2025, by and among the Registrant, Olo Parent, Inc., a Delaware corporation (“Parent”) (f/k/a Project Hospitality Parent, LLC), and Project Hospitality Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2025.

Olo Inc.
By:	/s/ Noah H. Glass
Name: Noah H. Glass
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.